Exhibit 99.1

ALMADORO MINERALS COMPLETES ACQUISITION OF INTELLECTUAL PROPERTY, AND APPROVES NAME CHANGE TO TAPSLIDE, INC.

Lakewood, CO – July 22, 2008 – Almadoro Minerals Corp. (OTC BB: ALDM), announces the acquisition of Intellectual Property pertaining to mobile phone application development from Michael Stemple, a veteran of the mobile content industry. This acquisition includes TapSlide’s (Mr. Stemple’s current venture) membership in the Apple, Inc. (NASDAQ: AAPL) Developer Connection for the iPhone platform. The Developer Connection will enable the Company to develop applications for use on Apple’s iPhone, and the new iPhone 3G, released on July 11, 2008. Almadoro Minerals Corp intends to change its name to TapSlide, Inc. to reflect its new line of business and also obtain a new trading symbol.

With the newly purchased intellectual property, the Company intends to become an industry leader in building mobile applications and games for the new bread of touch screen enabled mobile devices. Through the iPhone Developer Connection program, the Company intends to access a complete set of technical resources from Apple, Inc. (NASDAQ: AAPL). This program provides a complete and integrated process for developing, debugging, and distributing applications to the estimated 10 million iPhone and iPod touch’s by years end.

As part of the acquisition, the Company has acquired access (through TapSlide) to the Google Android developer program, the Symbian developer network, Nokia Developer program, Motorola developer network, Sony Ericsson Developer program, and the AT&T Developer program.

Contact:

Windfall Communications, LLC
(866) 590-6589
info@windfallcommunications.com

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This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.